Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements, or pro forma statements, give effect to the Acquisition by A. Schulman, Inc. (“A. Schulman”) of HGCC Citadel Plastics Holdings, Inc. (“Citadel”) and the related financings on the historical financial position and results of operations of A. Schulman. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of A. Schulman, which are included in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part in A. Schulman’s Current Report on Form 8-K filed on April 27, 2015, and the financial statements of Citadel, which are included in A. Schulman’s Current Report on Form 8-K filed on April 27, 2015.

A. Schulman, with a fiscal year that ends on August 31, has agreed to acquire Citadel (the “Acquisition”), with a fiscal year that ends on December 31. The pro forma income statement for the year-ended August 31, 2014 will include (1) A. Schulman’s year ended August 31, 2014 and (2) Citadel’s twelve months ended June 30, 2014. The pro forma income statement for the interim period will include (1) A. Schulman’s six months ended February 28, 2015 and (2) Citadel’s six months ended December 31, 2014. For purposes of preparing this data, the $1,232.0 million of financing to be obtained by A. Schulman in connection with the Acquisition is assumed to be financed by long-term bank debt of approximately $700.0 million, other new indebtedness of approximately $375.0 million, an equity issuance of approximately $110.0 million, and revolving credit facility borrowings of approximately $47.0 million.

At the effective time of the Acquisition, the cash paid, debt financing required and shares of A. Schulman capital stock issued may differ from the information in the unaudited pro forma condensed combined financial information. In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Acquisition. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Citadel as of the effective time of the Acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein. Transaction-related costs may also differ at the effective time of the Acquisition.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by A. Schulman. These accounting policies are similar in all material respects to those of Citadel. Upon completion of the Acquisition, or as more information becomes available, A. Schulman will perform a more detailed review of Citadel’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements.

The pro forma statements give effect to the Acquisition and the related financings as if they had been consummated for the pro forma condensed combined statements of operations on September 1, 2013 for A. Schulman and July 1, 2013 for Citadel, and for the pro forma condensed combined balance sheet on February 28, 2015.

The pro forma statements are provided for informational purposes only and do not purport to represent what the condensed combined financial position or results of operations actually would have been had the Acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of A. Schulman.

The Acquisition

On March 15, 2015, the Company entered into a definitive stock purchase agreement to acquire all of the issued and outstanding capital stock of privately held Citadel, a portfolio company of certain private equity firms, for $800 million. The purchase price will be reduced by the amount of Citadel’s indebtedness and unpaid transaction expenses on the closing date, increased by the amount of Citadel’s cash and cash equivalents on the closing date, and may be increased or decreased, as applicable, based on the Citadel’s working capital on the closing date relative to target working capital, among other adjustments. Citadel is a major provider of custom material solutions and custom engineered solutions for specialized applications across a diverse set of end markets, geographics and blue chip customers.

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended August 31, 2014

(Dollars and shares in thousands, except per share data)

	Historical A. Schulman, Inc.	Pro Forma Citadel (r)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,446,998	$434,633	$(3,740	)(a)	$2,877,891
Cost of sales	2,116,990	347,072	(4,752	)(b)	2,459,310
Selling, general and administrative expenses	242,486	70,018	(1,378	)(c)	311,126
Restructuring expense	4,883	—	—		4,883
Asset impairment	104	26,038	—		26,142
Curtailment and settlement (gains) losses	214	—	—		214

Operating income (loss)	82,321	(8,495)	2,390	(c)	76,216
Interest expense	8,503	24,294	33,846	(d)	66,643
Interest income	(286)	(151)	—		(437)
Foreign currency transaction (gains) losses	2,206	(939)	—		1,267
Other income, net	(434)	(2,186)	—		(2,620)

Income (loss) from continuing operations before taxes	72,332	(29,513)	(31,456)		11,363
Provision (benefit) for U.S. and foreign income taxes	18,542	(4,147)	(11,010	)(f)	3,385

Income from continuing operations	53,790	(25,366)	(20,446)		7,978
Noncontrolling interests	(799)	—	—		(799)

Net income (loss) from continuing operations attributable to A. Schulman, Inc.	52,991	(25,366)	(20,446)		7,179
New equity dividends	—	—	7,425	(g)	7,425

Net income (loss) from continuing operations available to A. Schulman, Inc. common stockholders	$52,991	$(25,366)	$(27,871)		$(246)

Weighted-average number of shares outstanding:
Basic	29,061				29,061
Diluted	29,362		2,100	(g)	31,462
Earnings (loss) per share from continuing operations available to A. Schulman Inc. common stockholders
Basic	$1.82				$(0.01)
Diluted	$1.80				$(0.01)

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended February 28, 2015

(Dollars and shares in thousands, except per share data)

	Historical A. Schulman, Inc.	Pro Forma Citadel (s)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,157,348	$251,445	$(2,075	)(a)	$1,406,718
Cost of sales	992,430	202,185	(2,544	)(b)	1,192,071
Selling, general and administrative expenses	130,640	36,628	(2,303	)(c)	164,965
Restructuring expense	7,881	—	—		7,881

Operating income	26,397	12,632	2,772	(c)	41,801
Interest expense	4,670	11,698	16,866	(d)	33,234
Interest income	(161)	(110)	—		(271)
Foreign currency transaction (gains) losses	2,240	2,096	—		4,336
Other income, net	(404)	(896)	—		(1,300)
Gain on early extinguishment of debt	(1,290)	—	1,290	(e)	—

Income (loss) from continuing operations before taxes	21,342	(156)	(15,384)		5,802
Provision (benefit) for U.S. and foreign income taxes	8,457	2,312	(5,384	)(f)	5,385

Income (loss) from continuing operations	12,885	(2,468)	(10,000)		417
Noncontrolling interests	(547)	—	—		(547)

Net income (loss) from continuing operations attributable to A. Schulman, Inc.	12,338	(2,468)	(10,000)		(130)
New equity dividends	—	—	3,713	(g)	3,713

Net income (loss) from continuing operations available to A. Schulman, Inc. common stockholders	$12,338	$(2,468)	$(13,713)		$(3,843)

Weighted-average number of shares outstanding:
Basic	29,078				29,078
Diluted	29,538		2,100	(g)	31,638
Earnings (loss) per share from continuing operations available to A. Schulman Inc. common stockholders
Basic	$0.42				$(0.13)
Diluted	$0.42				$(0.13)

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of February 28, 2015

(Dollars in thousands)

	Historical A. Schulman, Inc.	Historical Citadel (as of December 31, 2014)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$91,872	$10,909	$(8,148	)(h)	$94,633
Accounts receivable, net	354,257	69,709	—		423,966
Inventories, net	257,464	43,582	3,416	(i)	304,462
Prepaid expenses and other current assets	40,399	10,095	(2,241	)(j)	48,253

Total current assets	743,992	134,295	(6,973)		871,310
Net property, plant and equipment	239,969	74,521	7,567	(i)	322,057
Deferred charges and other noncurrent assets	73,211	18,436	650	(k)	92,297
Goodwill	192,940	159,647	247,449	(i)	600,036
Intangible assets, net	123,932	240,093	112,407	(i)	476,432

Total assets	$1,374,044	$626,992	$361,100		$2,362,136

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$251,091	$30,422	$—		$281,513
U.S. and foreign income taxes payable	4,426	892	—		5,318
Accrued payroll, taxes and related benefits	42,232	4,843	—		47,075
Other accrued liabilities	46,067	8,902	(1,075	)(m)	53,894
Short-term debt	24,197	2,419	3,784	(l)	30,400

Total current liabilities	368,013	47,478	2,709		418,200
Long-term debt	365,406	397,604	332,635	(l)	1,095,645
Pension plans	112,501	—	—		112,501
Deferred income taxes	22,003	90,883	30,963	(i)	143,849
Other long-term liabilities	26,485	1,322	—		27,807

Total liabilities	894,408	537,287	366,307		1,798,002

Stockholders’ equity:
Common stock, par value $0.001	48,367	154	(154	)(o)	48,367
New equity	—	—	110,000	(n)	110,000
Additional paid-in capital	272,934	161,373	(165,123	)(p)	269,184
Accumulated other comprehensive income (loss)	(73,801)	(15,421)	15,421	(o)	(73,801)
Retained earnings (deficit)	607,162	(56,401)	34,649	(q)	585,410
Treasury stock, at cost	(383,170)	—	—		(383,170)

Total A. Schulman, Inc.’s stockholders’ equity	471,492	89,705	(5,207)		555,990
Noncontrolling interests	8,144	—	—		8,144

Total equity	479,636	89,705	(5,207)		564,134

Total liabilities and equity	$1,374,044	$626,992	$361,100		$2,362,136

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical consolidated financial statements of A. Schulman and Citadel after giving effect to A. Schulman’s contemplated Acquisition of Citadel and related financing arrangements. All pro forma statements use A. Schulman’s period end date.

A. Schulman’s fiscal year ends on August 31 with interim periods ending on November 30, February 28 or 29 and May 31. Citadel’s fiscal year ends on December 31 with interim periods ending on March 31, June 30 and September 30.

The unaudited pro forma condensed combined balance sheet as of February 28, 2015 is presented as if the Acquisition occurred on February 28, 2015. The unaudited pro forma condensed combined statements of operations for all periods are presented as if the Acquisition had taken place on September 1, 2013. The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2014 includes results of operations of (1) A. Schulman for the year ended August 31, 2014 and (2) Citadel for the twelve months ended June 30, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended February 28, 2015 includes results of operations of (1) A. Schulman for the six months ended February 28, 2015 and (2) Citadel for the six months ended December 31, 2014.

In addition to those pro forma adjustments directly linked to the Acquisition, the unaudited pro forma condensed combined statements of operations for the year ended August 31, 2014 and the six months ended February 28, 2015 include pro forma adjustments related to Citadel’s acquisition of The Composites Group as if they had been consummated for the pro forma condensed combined statements of operations on September 1, 2013 for A. Schulman and July 1, 2013 for Citadel, the beginning of the earliest periods presented.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed, and the related income tax impact of the Acquisition accounting adjustments. A. Schulman expects the purchase price allocation to be completed upon the finalization of the related valuations. The final valuations may be materially different from the preliminary valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the unaudited pro forma condensed combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The purchase method of accounting is based on Accounting Standards Codification, ASC, Topic 805, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurement.” ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, A. Schulman may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect A. Schulman’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and consolidated with those of A. Schulman. Financial statements and reported results of operations of A. Schulman issued after completion of the Acquisition will reflect these values. Periods prior to completion of the Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Citadel.

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by A. Schulman are estimated to be $46.5 million, of which $2.9 million has been incurred and recognized through February 28, 2015.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of A. Schulman that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of A. Schulman. The unaudited pro forma condensed combined financial statements should be read in conjunction with A. Schulman’s financial statements for the three and six months ended February 28, 2015 and for the year ended August 31, 2014, which are included in its Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part in its Current Report on Form 8-K filed on April 27, 2015, and in Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2015. Citadel’s financial statements for the years ended December 31, 2014 and 2013 and the period from February 29, 2012 through December 31, 2012 are included in A. Schulman’s Current Report on Form 8-K filed on April 27, 2015.

2. Citadel Acquisition

On March 15, 2015, the Company entered into a definitive stock purchase agreement to acquire all of the issued and outstanding capital stock of privately held HGGC Citadel Plastics Holdings, Inc., or Citadel, a portfolio company of certain private equity firms, for $800 million. The purchase price will be reduced by the amount of Citadel’s indebtedness and unpaid transaction expenses on the closing date, increased by the amount of Citadel’s cash and cash equivalents on the closing date, and may be increased or decreased, as applicable, based on the company’s working capital on the closing date relative to target working capital, among other adjustments. Citadel is a major provider or custom material solutions and custom engineered solutions for specialized applications across a diverse set of end markets, geographies and blue chip customers. We refer to the acquisition of Citadel as the “Acquisition.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

3. Financing

In connection with the Acquisition, the Company and certain of its wholly-owned subsidiaries expect to obtain approximately $1,232.0 million of financing, including, without limitation: long-term bank debt of approximately $700.0 million, consisting of a $200.0 million senior secured term loan A facility and approximately $500.0 million of senior secured term loan B facilities; other new indebtedness of approximately $375.0 million; an equity issuance of approximately $110.0 million; and revolving credit facility borrowings of approximately $47.0 million (with availability of up to $300.0 million).

4. Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimate of the fair values of assets acquired and liabilities assumed as of the closing of the Acquisition were allocated to each of Citadel’s assets, liabilities and intangible assets. The excess of purchase price over the estimated fair values of assets acquired and liabilities assumed is allocated to goodwill.

The preliminary estimate of the fair values of assets acquired and liabilities assumed (in thousands) is as follows:

February 28, 2015
Assets acquired, at fair market value:
Accounts receivable	$69,709
Inventories	46,998
Prepaid expenses and other	10,091

Total current assets	126,798
Property, plant, and equipment (1)	82,088
Intangible assets (1)	352,500
Other assets (2)	7,126

Total assets	568,512
Liabilities assumed, at fair market value:
Accounts payable	30,422
Accrued liabilities	12,837
Deferred income taxes (3)	131,004
Other liabilities	1,322
Capital lease obligations	23

Total liabilities assumed	175,608

Identifiable net assets acquired	392,904
Goodwill (4)	407,096

Net assets acquired	$800,000

(1)	The fair values of property, plant, and equipment were determined based on management’s estimate of the replacement cost of similar fixed assets using information obtained during A. Schulman’s due diligence process. The fair values of the identifiable intangible assets were determined based on management’s estimate of preliminary estimated cash flows associated with these identifiable intangible assets based on information obtained during A. Schulman’s due diligence process. At this time, A. Schulman does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(2)	Other assets are comprised of Citadel’s investment in joint venture, at fair market value of $3.1 million plus noncurrent deferred income tax assets of $1.0 million and other long-term assets of $3.0 million at December 31, 2014 book value, which approximate fair market values.
(3)	As of the completion of the Acquisition, A. Schulman will provide deferred taxes and other tax adjustments as part of the allocation of the purchase price due to differences between book valuations and tax valuations, primarily related to the estimated fair value adjustments for acquired long-lived assets.
(4)	Goodwill is calculated as the difference between the Acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

A. Schulman expects the purchase price allocation to be finalized upon the completion of the related valuations pursuant to ASC 805. The adjustments to deferred tax accounts reflected in the unaudited pro forma condensed combined financial statements are based on prevailing statutory tax rates within applicable jurisdictions. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the unaudited pro forma condensed combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in thousands):

	Estimated Fair Value	Estimated Useful Life
Trademarks and trade names	$20,400	3 - 10 years
Developed technology/know-how	77,200	10 - 13 years
Customer relationships	254,900	14 - 16 years

	$352,500

Finite lived intangible assets will be amortized over their estimated useful lives. Goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it is determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

5. Pro Forma Adjustments

Pro forma adjustments include the following (all tables in thousands):

(a)	To eliminate sales from Citadel to A. Schulman of $3.7 million and $2.1 million, for the year ended August 31, 2014 and six months ended February 28, 2015.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(b)	To adjust cost of sales for each period as follows:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Elimination of cost of sales to A. Schulman from Citadel	$(3,740)	$(2,075)
Adjustment of depreciation and amortization (see (c))	(1,012)	(469)

Pro forma adjustment	$(4,752)	$(2,544)

(c)	To record change in depreciation, amortization, and transaction costs:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Reversal of Citadel’s depreciation recognized	$(9,519)	$(4,718)
Reversal of Citadel’s amortization recognized	(26,311)	(11,901)
Estimated depreciation of assets required	8,395	4,197
Estimated amortization of identifiable intangible assets	25,045	12,523
Reverse transactions costs to acquire Citadel	—	(2,873)

Pro forma adjustment	(2,390)	(2,772)

Allocation to cost of sales	(1,012)	(469)
Allocation to selling, general, & administrative	(1,378)	(2,303)

	$(2,390)	$(2,772)

(d)	To record adjustments to interest expense and amortization of new debt issue costs:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Reversal of A. Schulman’s existing interest expense	$(7,134)	$(4,094)
Reversal of Citadel’s existing interest expense	(22,500)	(10,801)
Record estimated interest expense	63,929	31,964

Interest adjustment	34,295	17,069

Reversal of A. Schulman’s amortization of existing debt issue cost	(507)	(232)
Reversal of Citadel’s amortization of existing debt issue costs	(1,794)	(897)
Record estimated amortization of new debt issue costs	1,852	926

Deferred financing fees amortization adjustment	(449)	(203)

Total interest expense pro forma adjustment	$33,846	$16,866

A. Schulman estimates a combined weighted average interest rate of 5.75% based on $700 million of aggregate principal amount of new term loans under the new term loan A facility and new term loan B facility, and $47 million aggregate principal amount of revolving loans under the new revolving credit facility and $375 million of other new indebtedness expenses to be incurred in connection with the Acquisition. An increase or decrease of 12.5 basis points in the actual combined weighted average interest rate would impact our interest expense by $0.9 million annually. Additionally, it is expected that the new term loan facilities will have required quarterly amortization payments of $30.4 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

A. Schulman estimates it will incur $33.0 million of financing fees in connection with the new term loan facilities, new revolving credit facility and other new indebtedness. $19.8 million related to the bridge financing will be expensed over a shortened bridge period, and $13.2 million will be deferred and amortized straight line over their respective lives. An additional $0.4 million existing deferred financing fees related to the old credit agreement will be carried forward and amortized straight line over its new life. The fees that A. Schulman will ultimately pay under this new debt could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements, and will depend on the actual timing and amount of borrowings and repayments under the new debt, and A. Schulman’s credit rating, leverage, and other factors.

(e)	In February 2015, A. Schulman recorded a gain on the extinguishment of its euro notes debt, which was extinguished as part of the refinancing for the Acquisition. This adjustment has been recorded to remove the $1.3 million gain associated with the debt repayment.

(f)	We have reflected the applicable tax provision on the pro-forma adjustments presented in the unaudited pro-forma condensed combined statements of operations. The pro-forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate. These adjustments do not include the one-time release of a portion of A. Schulman’s U.S. valuation allowance that may result when considering Citadel’s U.S. deferred income tax liabilities. The effective tax rate of the combined company could be significantly different depending on post-transaction activities.

(g)	As a result of the expected new equity issuance, A. Schulman expects to have an additional 2.1 million shares of common stock outstanding, assuming dilution. A. Schulman also expects to pay a quarterly dividend on the newly issued equity, which equals $7.4 million and $3.7 million for the year ended August 31, 2014 and six months ended February 28, 2015.

(h)	To record anticipated changes in cash from the Acquisition and refinancing, as follows:

February 28, 2015
New equity offering (see (n) below)	$110,000
Change in A. Schulman debt (see (l) below)	736,419
Removal of Citadel cash not transferring	(10,909)
Cash paid to Citadel (see note 4)	(800,000)
Transaction costs	(43,658)

Pro forma adjustment	$(8,148)

(i)	To record fair value adjustments based on the Citadel purchase price allocation as seen below:

	Book Value	Fair Market Value (Note 4)	Adjustment Recorded
Inventories	$43,582	$46,998	$3,416
Property, plant, & equipment	74,521	82,088	7,567
Intangible assets	240,093	352,500	112,407
Goodwill	159,647	407,096	247,449
Deferred tax liability	90,883	131,004	40,121
Joint venture	3,122	3,090	(32)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The $40.1 million increase in the deferred income tax liability resulting from the Citadel fair value adjustments has been allocated $4.0 million to current and $36.1 million to non-current. The $36.1 million non-current piece is partially offset by a decrease of $5.1 million to reflect the anticipated one-time release of a portion of A. Schulman’s U.S. valuation allowance as a result of Citadel’s U.S. deferred income tax liabilities. The $4.0 million current piece is recorded in footnote (j) below as a decrease to current deferred tax assets. The amount of the actual U.S. valuation allowance release could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements, and will depend on the specific deferred income tax assets and liabilities at the time of the Acquisition.

(j)	The pro forma adjustment of $2.2 million for prepaid expenses and other current assets represents a decrease in current deferred tax assets of $4.0 million as well as an increase to current deferred income tax assets of $1.8 million to reflect the anticipated one-time release of a portion of A. Schulman’s U.S. valuation allowance as a result of Citadel’s U.S. deferred income tax liabilities.

(k)	To record the change in deferred charges and other noncurrent assets as a result of the Acquisition and refinancing:

February 28, 2015
Write-off of existing A. Schulman deferred financing fees	$(1,275)
Write-off of existing Citadel deferred financing fees	(11,278)
New deferred financing fees	13,235
Write-down of joint venture (see (i) above)	(32)

Increase in deferred charges and other noncurrent assets	$650

(l)	To record the change in debt as a result of the Acquisition and refinancing:

February 28, 2015
New term loan	$700,000
New revolver	47,000
Other new indebtedness	375,000
Extinguishment of old debt	(385,581)

Net change in A. Schulman debt	736,419
Citadel debt not transferring	(400,000)

Net change in pro forma total debt	336,419
Change in Current Portion (see below)	3,784

Change in Long Term Portion	$332,635

Current debt, per A. Schulman historical	$24,197
Current debt, per Citadel historical	2,419
Pro forma adjustment	3,784

Pro forma current debt, based on term loan payments due within twelve months	$30,400

(m)	The pro forma adjustment of $1.1 million for other accrued liabilities represents accrued severance of $0.7 million, less $1.8 million of Citadel accrued interest which is not transferring as part of the Acquisition.

(n)	This adjustment of $110.0 million has been made to account for the issuance of new equity.

(o)	The adjustments of $0.2 million and $15.4 million are to eliminate Citadel’s common stock and accumulated other comprehensive loss.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(p)	The adjustment of $165.1 million to additional paid in capital consists of $161.4 million to eliminate Citadel’s existing balance, and $3.7 million in fees related to the new equity issuance.

(q)	To record the change in retained earnings as a result of the Acquisition and refinancing:

February 28, 2015
Elimination of Citadel accumulated deficit	$56,401
Elimination of a deferred tax asset valuation allowance	6,921
Unpaid transaction fees	(26,673)
Write off of existing deferred financing fees	(1,275)
Accrued severance	(725)

Increase in retained earnings	$34,649

(r)

HGGC CITADEL PLASTICS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended June 30, 2014

(Dollars in thousands)

	Historical Citadel	Historical The Composites Group	Pro Forma Adjustments		Pro Forma Citadel
Net sales	$332,570	$102,063	$—		$434,633
Cost of sales	269,148	77,700	224	(I)	347,072
Selling, general and administrative expenses	53,077	11,455	5,486	(II)	70,018
Asset impairment	26,038	—	—		26,038

Operating income (loss)	(15,693)	12,908	(5,710)		(8,495)
Interest expense	16,685	1,802	5,807	(III)	24,294
Interest income	(151)	—	—		(151)
Foreign currency transaction (gains) losses	(939)	—	—		(939)
Other (income) expense, net	(1,507)	(679)	—		(2,186)

Income (loss) before taxes	(29,781)	11,785	(11,517)		(29,513)
Provision (benefit) for U.S. and foreign income taxes	(3,076)	3,375	(4,446	)(IV)	(4,147)

Net income (loss)	$(26,705)	$8,410	$(7,071)		$(25,366)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(s)

HGGC CITADEL PLASTICS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2014

(Dollars in thousands)

	Historical Citadel (A)	Historical The Composites Group (B)	Pro Forma Adjustments		Pro Forma Citadel
Net sales	$212,544	$38,901	$—		$251,445
Cost of sales	173,719	28,390	76	(I)	202,185
Selling, general and administrative expenses	31,184	5,044	400	(II)	36,628

Operating income	7,641	5,467	(476)		12,632
Interest expense	9,908	500	1,290	(III)	11,698
Interest income	(110)	—	—		(110)
Foreign currency transaction (gains) losses	2,096	—	—		2,096
Other (income) expense, net	(83)	6,336	(7,149	)(V)	(896)

Income loss before taxes	(4,170)	(1,369)	5,383		(156)
Provision (benefit) for U.S. and foreign income taxes	846	(612)	2,078	(IV)	2,312

Net (loss) income	$(5,016)	$(757)	$3,305		$(2,468)

(A)	The Historical Citadel information includes the results of operations for The Composites Group for the period November 5, 2014 through December 31, 2014.
(B)	The Historical The Composites Group information includes the results of operations for The Composites Group for the period July 1, 2014 through November 4, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(I) To record adjustments to depreciation.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of The Composites Group depreciation recognized	$(2,558)	$(1,068)
Record estimated depreciation of assets acquired	2,782	1,144

Pro forma adjustment	$224	$76

(II)	To record adjustments to depreciation, amortization, and transaction costs.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of The Composites Group depreciation recognized	$(277)	$(93)
Reversal of The Composites Group amortization recognized	(299)	(100)
Record estimated depreciation of assets acquired	301	100
Record estimated amortization of identifiable intangible assets	5,761	2,880
Reversal of transaction costs to acquire The Composites Group	—	(2,387)

Pro forma adjustment	$5,486	$400

(III)	To record adjustments to interest expense and amortization of debt issue costs incurred by Citadel in connection with the acquisition of TCG.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of Citadel existing interest expense	$(16,685)	$(9,908)
Reversal of The Composites Group’s existing interest expense	(1,802)	(500)
Record estimated interest expense	23,937	11,990

Pro forma adjustment	5,450	1,582

Reversal of Citadel amortization of existing debt issue costs	(1,437)	(1,189)
Record estimated amortization of new debt issue costs	1,794	897

Pro forma adjustment	357	(292)

Total interest expense pro forma adjustment	$5,807	$1,290

Citadel used the actual interest rate of 5.25% for its $320 million term loan and 9.00% for its $80 million second lien senior secured term loan for an aggregate principal amount of $400 million. This resulted in a weighted average interest rate of 6%. An increase or decrease of 12.5 basis points in the actual combined weighted average interest rate would impact Citadel’s interest expense by $0.5 million annually. Additionally, it is expected that the new term loan will have required quarterly payments of $0.8 million.

Citadel incurred $6.6 million of deferred financing fees in connection with the issuance of the term loan and second lien senior secured term loan.

(IV)	We have reflected the applicable tax provision on the pro-forma adjustments presented in the unaudited pro-forma condensed combined statements of operations. The pro-forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.

(V)	To reverse $7.1 million of the seller’s transaction costs related to The Composites Group acquisition for the six months ended December 31, 2014.